EXHIBIT 99.1

Onstream Media and Narrowstep Inc. Announce
 Dismissal of Litigation

POMPANO BEACH, FL – March 2, 2011 – Onstream Media Corporation (NASDAQ: ONSM), and Narrowstep Inc., today announced that they have reached a mutual agreement to conclude the litigation brought by Narrowstep against Onstream on December 1, 2009 in connection with the March 18, 2009 termination of a merger agreement and Onstream’s related acquisition of Narrowstep. The agreement provides that Narrowstep’s lawsuit will be dismissed with prejudice and that both parties will file no further actions against each other or affiliated parties in connection with this matter.

About Onstream Media:

Onstream Media Corporation (Nasdaq: ONSM) is a leading, online, service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost-effective tools for encoding, managing, indexing, and publishing content via the Internet. The company’s MarketPlace365™ solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost-effectively self-deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, Qwest and Tradeshow News Network (TSNN). For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Media Relations:

Chris Faust
Fastlane
973-226-4379
cfaust@fast-lane.net

Investor Relations:

Jeffrey Ramson
ProActive Capital Resources Group
212-297-6103
jramson@proactivecrg.com